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                             CERTIFICATE OF INCORPORATION

                                          OF

                                NATIONS FLOORING, INC.

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         FIRST:    Name.

         The name of the Corporation is: Nations Flooring, Inc.

         SECOND:   Registered Agent.

         The registered office of the Corporation is to be located at The Prentice-Hall Corporation System, Inc., 1013 Centre Road, Wilmington, Delaware, 19805. The name of the registered agent at that address is The Prentice-Hall Corporation System, Inc. New Castle County.

         THIRD:    Purpose.

         The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

         FOURTH:   Capitalization.

         The total number of shares of stock which the Corporation shall have the authority to issue is twenty-one million (21,000,000) shares, of which twenty million (20,000,000) shares shall be common stock ("Common Stock"), par value $.001 per share, and one million (1,000,000) shares shall be preferred stock ("Preferred Stock"), par value $.001 per share.

         COMMON STOCK.   Subject to the prior or equal rights, if any, of the
Preferred Stock of any and all series stated and expressed by the Board of Directors in the resolution or resolutions providing for the issuance of such Preferred Stock, the holders of Common Stock shall be entitled (i) to receive dividends when and as declared by the Board of Directors out of any funds legally available therefor,(ii) in the event of any dissolution, liquidation or winding up of the Corporation, to receive the remaining assets of the Corporation, ratably according to the number of shares of Common Stock held, and (iii) to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. No holder of Common Stock shall have any preemptive right to purchase or subscribe for any part of any issue of stock or of securities of the Corporation convertible into stock of any class whatsoever, whether now or hereafter authorized.


         PREFERRED STOCK. The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, with such


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voting powers full or limited, or without voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, subject to the limitations prescribed by law and in accordance with the provisions hereof, including (but without limiting the generality thereof) the following:

         (a) The designation of the series and the number of shares to constitute the series;

         (b) The dividend rate, if any, of the series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock, and whether such dividends shall be cumulative or noncumulative;

         (c) Whether the shares of the series shall be subject to redemption by the Corporation and, if made subject to redemption, the times, prices and other terms and conditions of such redemption;

         (d) The terms and amount of any sinking fund provided for the purchase or redemption of the shares of the series;

         (e) Whether or not the shares of the series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of stock of the Corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

         (f) The extent, if any, to which the holders of the shares of the series shall be entitled to vote with respect to the election of directors or otherwise;

         (g) The restrictions, if any, on the issue or reissue of any additional Preferred Stock; and

         (h) The rights of the holders of the shares of the series upon the dissolution, liquidation, or winding up of the Corporation.


         FIFTH:  Board of Directors.

         The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors, subject to any right of the holders of any series of Preferred Stock to elect additional directors, shall be fixed from time to time by the Board of Directors pursuant to the By-Laws.

         SIXTH: Liability of Directors.

         No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that to the extent required by the provisions of Section 102(b)(7) of the General Corporation Law of the State of Delaware or any successor statute, or any other laws of the State of Delaware, this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, (iv) for any transaction from which the director derived an improper personal benefit or (v) for any act or omission occurring prior to the date when the provision becomes effective. If the General Corporation Law of the


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State of Delaware hereafter is amended to authorize the further elimination or limitation on personal liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended General Corporation Law of the State of Delaware. Any repeal or modification of this Article Sixth by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

         SEVENTH: Incorporator.

         The name and address of the incorporator is as follows:

                        Zev M. Bomrind
                        Herzfeld & Rubin, P.C.
                        40 Wall Street
                        New York, NY 10005


         IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, has executed this Certificate of Incorporation on this 26th day of December, 1996.






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                                       Zev M. Bomrind
                                       Sole Incorporator